UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 22, 2007

Jones Soda Co.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	000-28820	91-1696175
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

234 Ninth Avenue North, Seattle, Washington		98109
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206-624-3357

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 22, 2007, Jones Soda Co. ("Jones") entered into an exclusive Sponsorship Agreement with Football Northwest, LLC (d/b/a Seattle Seahawks) and First & Goal, Inc. (collectively, the "Seattle Seahawks").

Under the terms of the agreement, Jones will be a sponsor of the Seattle Seahawks. Subject to certain restrictions and exceptions, the Seattle Seahawks grant Jones exclusive soft-drink and certain other non-alcoholic beverage availability rights at Qwest Field and Events Center as well as sponsorship and trademark rights regarding the use of Seattle Seahawks trademarks.

The agreement has an effective date of July 1, 2007 and expires on February 28, 2012. The agreement provides Jones with a right of first renewal with respect to renewing or extending the agreement.

Either party may terminate the agreement if the other breaches any material term of the agreement and fails to cure such breach within 30 days of receiving notice of the breach, except if such breach cannot be cured within such 30-day period, then the breaching party shall have up to an additional 30 days to cure the breach so long as it initiates action to effect such cure within the original 30-day period and diligently pursues such cure. In addition, the Seattle Seahawks may terminate the agreement if Jones fails to make a required payment and such failure continues for 30 days after Jones receives written notice of the failure.

The agreement provides for covenants by the Seattle Seahawks regarding insurance and indemnification.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jones Soda Co.

May 22, 2007	By:	/s/ Hassan N. Natha

Name: Hassan N. Natha
Title: Chief Financial Officer and Secretary